Exhibit 10.46

SHARE SALE AGREEMENT

THIS AGREEMENT is made effective as of May 4, 2006 between Imagin Minerals, Inc, a Delaware corporation (“Imagin”), St. Cloud Mining Company, a New Mexico corporation (“St. Cloud”), and AZCO Mining Inc., a Delaware corporation (“AZCO”).

WITNESSETH:

WHEREAS, Imagin owns all of the authorized, issued and outstanding shares of capital stock (the “Lordsburg Shares”) of The Lordsburg Mining Company, a New Mexico corporation (“Lordsburg Mining”);

AND WHEREAS, Lordsburg Mining owns (i) the patented mining claims in Hidalgo County, New Mexico identified on Exhibit “A” hereto (“the Lordsburg Mill Site Property”); (ii) the patented mining claims in Grant County, New Mexico identified on Exhibit “B” hereto under the heading “Patented Mining Claims” (the “Patented Claims”); (iii) the unpatented mining claims identified on Exhibit “C” hereto under the heading “Unpatented Claims” (the “Unpatented Claims”); (iv) the buildings, structures, improvements and other property associated with the Lordsburg Mill Site Property and the Patented Claims identified on Exhibit “D” hereto (the “”Buildings, Structures and Improvements”); (v) the licenses, permits and water rights identified on Exhibit “E” hereto (the “Licenses, Permits and Water Rights”); (vi) the personal property, equipment and supplies identified on Exhibit “F” hereto (the “Personal Property, Equipment and Supplies”); and (vii) the milling equipment identified on Exhibit “G” hereto (the “Milling Equipment”);

AND WHEREAS, the Lordsburg Mill Site Property; the Patented Claims; the Unpatented Claims; the Buildings, Structures and Improvements; the Licenses, Permits and Water Rights; the Personal Property, Equipment and Supplies; and the Milling Equipment are collectively referred to in this Agreement  as the “Property”;

AND WHEREAS, Imagin desires to sell and AZCO desires to buy the Lordsburg Shares on the terms and conditions stated in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the exchange, receipt and sufficiency of which is hereby acknowledged, Imagin, St. Cloud and AZCO agree as follows:

I

AGREEMENT TO BUY AND SELL

1.1

On and subject to the terms and conditions stated herein, at Closing (as defined in Section 6.1 hereof), Imagin agrees to sell, transfer and assign the Lordsburg Shares to AZCO and AZCO agrees to buy the Shares from Imagin.

II

PURCHASE PRICE

2.1

The purchase price for the Lordsburg Shares to be paid by AZCO to Imagin at Closing in cash is US $1,300,000 (the “Purchase Price”).

III

UNDERLYING AGREEMENTS AND OBLIGATIONS

3.1

Existing Obligations

The Patented Claims are currently subject to three agreements, to-wit:

(a)

7.5% royalty:

Dwight L. Smith, Carl S. Schreiber, Thomas S. Kennedy and his wife, Harriet B. Kennedy, Ann Gannon Newberry, and her husband, James Newberry, Jamie Gannon Chapel and her husband Richard Chapel, Kathy Gannon, Mary B. Gannon, Roderick Thomas Kennedy, The Summit Foundation, Inc., Nat Fisher and his wife, Kazuko Fisher, or their respective predecessors, as Lessors, entered into that certain lease agreement between the Lessors and Charles F. Hanson and Douglas E. Hanson, as Lessees, dated March 1, 1976 and recorded on January 25, 1983 in Misc. Book 227, Pages 1356-1360, of the public records of Grant County (the “Grant County Records”) and also recorded on May 6, 1983 in Misc. Book 227, Pages 1934-1948, of the Grant County Records (the “1976 Agreement”), which agreement provides for a royalty of 7.5% of net smelter returns toward an end price of US $1,250,000, net of payments received to date amounting to at least US $208,800;

(b)

Summit Minerals, Inc. (“Summit”), pursuant to that certain Mining Exploration and Purchase Agreement between Summit and NovaGold Resources Nevada, Inc. (“NGR”), recorded on March 8, 1988 in Misc. Book 228, Pages 3319-3340, of the Grant County Records (“the NGR Agreement”), holds a 5% royalty on net smelter returns with an end price of US $4,000,000 less any amounts paid under the 1976 Agreement  and other payments as may have been applied. The 1976 Agreement and the NGR Agreement are collectively referred to herein as the “Underlying Agreements.” All obligations to third parties under the Underlying Agreements are collectively referred to herein as the “Underlying Obligations.”

(c)

Biron Bay Resources Limited (“Biron Bay”), by agreement made in 1989, acquired by joint venture with NGR the operating rights to the Patented Claims and NGR retained a 22% undivided interest (the “NGR Interest”) in the joint venture’s future net proceeds.  By assignment effective May 15, 2001, recorded on June 13, 2001 in Misc. Book 256, Pages 6929-6931, of the Grant County Records, Steeple Rock Mining Company (“Steeple Rock”), acquired the NGR Interest. By assignment effective November 26, 2002, recorded on January 8, 2003 in Misc. Book 260, Pages 7420-7421, of the Grant County Records, Lordsburg Mining acquired the NGR Interest.  By agreement made May 1, 2006 Lordsburg Mining acquired a 78% undivided interest in the Patented Claims from Royal Group, giving Lordsburg Mining a 100% undivided interest in the Patented Claims.  By the May 1, 2006 agreement, Royal Group reserved 5% of Net Proceeds (as defined in the agreement) until the Underlying Obligations are satisfied, and 10% of Net Proceeds (as defined in the agreement) after the Underlying Obligations are satisfied, to an end price of US $2,400,000.

3.2      Lordsburg Mining shall remain obligated on the Underlying Obligations and neither Imagin nor St. Cloud shall have any obligation or liability thereunder.

3.3      Each of Imagin and St. Cloud represents to AZCO that it has not received notice of any default of any of the terms or provisions of the Underlying Agreements and that to the best of its knowledge all property taxes on the Property due through the end of 2005 have been duly paid.

IV

REPRESENTATIONS

4.1  Each of Imagin and St. Cloud represents to AZCO that (a) Imagin is a corporation in good standing under the laws of the State of Delaware; (b) St. Cloud is a corporation in good standing under the laws of the State of New Mexico; (c) it has authority to enter into this Agreement and perform its obligations hereunder; (d) the Lordsburg Shares are all of the authorized, issued and outstanding shares of the capital stock of Lordsburg Mining, are duly, validly and lawfully authorized and issued, are fully paid and nonassessable, and are not subject to any lien or encumbrance; (e) the copies of the Underlying Agreements delivered by St, Cloud to AZCO are true and complete; (f) there is no action, suit, proceeding or investigation pending or, to its knowledge threatened, against St. Cloud or Lordsburg Mining: and (g) Permit HI 001 RE (the “Permit”) issued by the Mining and Minerals Division (“MMD”) of the New Mexico Energy, Minerals and Natural Resources Department and held by Lordsburg Mining is in good standing.

4.2   AZCO represents to Imagin and to St. Cloud that (a) it is a corporation in good standing under the laws of the State of Delaware and (b) it has authority to enter into this Agreement and perform its obligations hereunder.

V

CLOSING

5.1

Closing shall take place on May 4, 2006 (the “Closing Date”) at St. Cloud’s offices in Winston, New Mexico or otherwise as may be mutually agreed (“Closing”).

5.2

At Closing, AZCO shall pay the Purchase Price to Imagin, Imagin shall deliver the Lordsburg Shares, with an appropriate stock power transferring the same, to AZCO, and the parties shall execute and exchange such other documents as their respective counsel shall request, acting reasonably and in accordance with the terms and intent hereof.

VI

RECLAMATION BY ST. CLOUD OF BANNER MILL SITE ON LORDSBURG MILL SITE PROPERTY

6.1

Promptly after Closing, St. Cloud shall undertake the completion of, and thereafter complete, the reclamation obligations (the “Banner Mill Site Reclamation Obligations”) at the Banner mill site on the Lordsburg Mill Site Property imposed under and in compliance with the Permit.  St. Cloud shall use its best good faith efforts to complete the Banner Mill Site Reclamation Obligations within 120 days after Closing.  Until St. Cloud has completed the Banner Mill Site Reclamation Obligations, it shall (i) safeguard the existing concentrator building at the Lordsburg Mill Site Property as required by the Permit and (ii) maintain in effect its current insurance coverage with respect to the Lordsburg Mill Site Property, including liability, workman’s compensation, and other insurance currently in effect.  Until St. Cloud has completed the Banner Bill Site Reclamation Obligations, Lordsburg Mining will permit St. Cloud to have access to and possession of the Lordsburg Mill Site Property.  Upon the completion of the Banner Mill Site Reclamation Obligations, Lordsburg Mining shall have all obligations and liability relating to the Lordsburg Mill Site Property and neither St. Cloud nor Imagin shall have any.  Following the completion of the Banner Mill Site Reclamation Obligations, St. Cloud shall be entitled to the proceeds released by the MMD of any financial assurance in effect in connection with the Permit.

VII

OTHER RECLAMATION AND ENVIRONMENTAL OBLIGATIONS

7.1   Following Closing, St. Cloud shall remain obligated to complete the reclamation obligations (the “Additional Reclamation Obligations”) under the Permit in addition to the Banner Mill Site Reclamation Obligations provided for in Article VI of this Agreement.  Following the completion of the Additional Reclamation Obligations, St. Cloud shall be entitled to the proceeds released by the MMD of any financial assurance in effect in connection with the Permit that were not released to St. Cloud following its completion of the Banner Mill Site Reclamation Obligations.

7.2      Following Closing, St. Cloud shall be responsible for any and all past, present and future reclamation, environmental and other obligations and liabilities relating to property subject to the Permit other than the Lordsburg Mill Site Property and shall indemnify Lordsburg Mining and its affiliates, directors, officers, employees and agents harmless from and against any and all such obligations and liabilities.

7.3      Following Closing and except as provided in Article VI and in Sec. 7.1 of this Article VII, Lordsburg Mining shall be responsible for any and all past, present and future reclamation, environmental and other obligations and liabilities relating to the Lordsburg Mill Site Property and shall indemnify St. Cloud and its affiliates, directors, officers, employees and agents harmless from and against any and all such obligations and liabilities.

7.4      Notwithstanding any other provision of this Agreement or of the Deed, Bill of Sale, Assignment, Assumption of Obligations and Liabilities, and Indemnity by and between Lordsburg Mining and St. Cloud delivered in connection with the transactions contemplated hereby, if and to the extent that any provision requiring one party to indemnify the other party or its agents and employees is found to be within the scope of or in any way subject to NMSA 1978, Sec. 56-7-1 or Sec. 56-70-2 (as amended in 2003 or after the date of this Agreement), then such indemnity shall (i) not be construed or applied to provide for any indemnity inconsistent with such statutes, (ii) be enforceable and enforced only to the extent that it is consistent with such statutes, and (iii) shall be deemed modified to conform to such statutes.

VIII

REMOVAL OF MILLING EQUIPMENT BY AZCO

8.1

Within 360 days after Closing, AZCO shall at its sole cost and risk remove the Milling Equipment from its present location at the St. Cloud Mill Site near Winston in Sierra County, New Mexico.  Such removal shall be done in compliance with all applicable safety and other laws, rules and regulations and without disrupting St. Cloud’s zeolite operations or damaging St. Cloud’s buildings or other facilities.  St. Cloud shall in good faith but without material cost to itself cooperate with AZCO to provide access for and to facilitate such removal.

IX

INSPECTION

9.1

Prior to Closing, AZCO and its authorized representatives shall have the right, at AZCO’s request and cost, to inspect the Property, Lordsburg Mining’s and St. Cloud’s records relating to the Property, and any and all of Lordsburg Mining’s books and records.

8.2

AZCO acknowledges and agrees that it is purchasing the Lordsburg Shares on an “as is, where is” basis and that it has been and will pursuant to this Agreement be afforded full opportunity to conduct due diligence investigations in respect of the same, Lordsburg Mining and the Property, including without limitation with respect to any environmental liabilities associated with the Property, and that it is and shall at Closing be satisfied with the results of those investigations, including without limitation as to the continuing existence, availability, enforceability and  assignability of the Lordsburg Shares, the Property, the Underlying Agreements and any matter referred to therein.  AZCO further acknowledges and agrees that Imagin and St. Cloud make no representation or warranty as to any matter except as expressly set out herein.

9.3

AZCO further acknowledges and agrees that Lordsburg Mining acquired the Milling Equipment from St. Cloud, and now owns the Milling Equipment, on an “as-is, where-is” basis, that the Milling Equipment does not include buildings, electric starters or crushing components used in St. Cloud’s zeolite operation, and that Imagin and St. Cloud shall have no obligation to dismantle or move the Milling Equipment from its present location near Winston, New Mexico.

X

MAPS, DATA AND OPERATIONS REPORTS

10.1

St. Cloud shall promptly transfer to AZCO all maps, records, reports, geological and geophysical data, and all other similar information in its possession or subject to its control concerning the Property.

XI

GENERAL

11.1

Notices

All notices, payments and other required communications (collectively, “Notices”) by one party to the other shall be in writing, addressed as follows:

To Imagin and St. Cloud:

St. Cloud Mining Company

Attention: Patrick S. Freeman, President

P. O. Box 1670

Truth or Consequences, NM  87901

Fax: (505) 743-3333

Email: pfreeman@stcloudmining.com

            To AZCO:

AZCO Mining Inc.

Attention:  W. Pierce Carson, President and CEO

7239 El Mirage

Glendale, AZ 85307

Fax: (623) 935-0781

wpiercecarson@aol.com

Notices shall be given by (i) personal delivery, (ii) email, or (iii) registered or certified U.S. mail, return receipt requested.  Notices shall be effective and deemed delivered (i) if by personal delivery, at delivery, (ii) if by email, on the next business day following transmission, and (iii) if by mail, on the next business day following receipt.  A party may change its address from time-to-time by Notice to the other party.

11.2

No Recording Agreement

No party hereto shall file or record this Agreement in any public records.  However, the parties agree that a memorandum hereof executed by St. Cloud and by AZCO may be so recorded, but such memorandum shall not disclose the Purchase Price.  This Agreement may be filed as necessary as an exhibit to any required governmental filing.

11.3

Counterparts

This Agreement may be executed in any number of counterparts, each of which, when duly executed and delivered, shall be deemed an original and all of which collectively shall constitute one and the same document.

11.4   Integration

This Agreement (i) is intended to be and is the final, complete, exclusive and total expression and statement of all discussions, negotiations, notes, drafts, agreements, contracts, covenants, and any other promises, commitments and understandings between the parties hereto, whether express or implied, preceeding the date hereof, (ii) shall be construed without reference to any such discussions, negotiations, notes, drafts, agreements, contracts, covenants and other promises, commitments and understandings, and (iii) is fully integrated.

11.5

Construction

The interpretation, construction, and performance of this Agreement shall be governed by the law of the State of New Mexico.

11.6

Benefit

This Agreement shall be binding upon and enure to the benefit of the parties and their respective successors and assigns.

11.7

Further Assurances

Each party agrees that it shall from time to time take such actions and execute such additional documents as may be reasonably necessary or convenient to implement and carry out the intent and purpose hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective May 4, 2006.

IMAGIN MINERALS, INC.

By:  ___/s/  Patrick S. Freeman_________

 Patrick S. Freeman, Vice President-

New Mexico

ST. CLOUD MINING COMPANY

By: ___/s/  Patrick S. Freeman_________

 Patrick S. Freeman, President

AZCO MINING INC.

By:___/s/  W. Pierce Carson___________

W. Pierce Carson, President and CEO